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                                                                    EXHIBIT 10.2

Mr. Jurgen von Heyden                              SCHADE GmbH & Co. KG
Am Buschhauschen 19
42115 Wuppertal
Germany

                                                                15 July 1997

Dear Mr. von Heyden,

Supplementary to your management contract and with regard to your retirement pension, we hereby confirm that, upon retirement, you will receive a retirement pension from Schade GmbH & Co. KG. This shall increase by the gross annual sum of DM 8,000 for each year of service.

This agreement shall be non-forfeitable after the first contractual term, provided that the contractual relationship is continued. For form's sake, we would like to stress that this non- Forfeiture is not insolvency-protected.

The pension payments shall begin at such time when you leave the employ of the company, but no earlier than your sixty-third birthday. Should you leave the company in the course of a year of service, the annual amount shall be calculated on a pro rata basis.

Best regards


/s/ Dr. Iber-Schade       /s/ H. Hammerstein        /s/ Dr. Heyn
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Dr. Iber-Schade           H. Hammerstein            Dr. Heyn